Exhibit 10.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

PURCHASE AGREEMENT

between

DORIAN LPG LTD.

and

SCORPIO TANKERS INC.

dated as of

November 26, 2013

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of November 26, 2013, is entered into between Dorian LPG Ltd., a corporation formed under the Laws of the Republic of the Marshall Islands (“Dorian”) and Scorpio Tankers Inc., a corporation formed under the Laws of the Marshall Islands (“Scorpio”).

RECITALS

Dorian wishes to issue and sell to Scorpio, and Scorpio wishes to acquire from Dorian, 39,952,123 of Dorian’s common shares, par value $0.01 per share (the “Shares”) in exchange for Scorpio’s contribution of certain newbuilding vessel contracts, all of the issued and outstanding shares of capital stock of three subsidiaries of Scorpio, and $1,930,000 of cash, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY or the Netherlands are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8.07.

“Common Share” has the meaning set forth in Section 3.02(a).

“Consideration” has the meaning set forth in Section 2.02.

“Constitutional Documents” means all constituent documents of the Contributed Scorpio Subsidiaries, including their respective articles of incorporation and bylaws, or such other similar documents, and any agreements to which a Contributed Scorpio Subsidiary is a party.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributed Assets” has the meaning set forth in Section 2.02.

“Contributed Scorpio Newbuilding Contracts” means the shipbuilding contracts between certain Scorpio Subsidiaries and HHI in respect of Hulls No. S749, S750, S751, S752, S753, S754, S755 and S756, including any specifications, extras or change orders, amendments, addenda or agreements relating thereto.

“Contributed Scorpio Refund Guarantees” means, collectively, the letters of credit or guarantee issued to certain Scorpio Subsidiaries by (i) Hana Bank in respect of HHI Hulls No. S749, S750, S751, S752, S755 and S756 and (ii) Korea Exchange Bank in respect of HHI Hulls No. S753 and S754.

“Contributed Scorpio Subsidiaries” means collectively STI Dubai Shipping Company Limited, STI Geneva Shipping Company Limited and STI Tokyo Shipping Company Limited, each a corporation formed under the Laws of the Republic of the Marshall Islands.

“Contributed Shares” means, collectively, all of the issued and outstanding shares of capital stock of the Contributed Scorpio Subsidiaries.

“Corporate Books” has the meaning set forth in Section 2.03(a)(iv).

“Corporate Records” means (a) the Constitutional Documents; (b) all minutes of meetings and resolutions of stockholders and directors of each Contributed Scorpio Subsidiary; and (c) the Corporate Books.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Dorian Disclosure Schedules” means the Disclosure Schedules delivered by Dorian concurrently with the execution and delivery of this Agreement.

“Dollars” or “$”  means the lawful currency of the United States.

“Dorian” has the meaning set forth in the preamble.

“Dorian Indemnitees” has the meaning set forth in Section 8.03.

“Dorian Corporate Guarantees” means, collectively, corporate guarantees issued by Dorian to Scorpio for any amounts payable by Scorpio in connection with the applicable corporate guarantees issued by Scorpio to DSME in respect of Hulls No. 2336, 2337 and 2338, including any specifications, extras or change orders, amendments, addenda or agreements relating thereto.

“Dorian’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer of Dorian, after due inquiry.

“Dorian Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Dorian, or (b) the ability of Dorian to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following will not be considered when determining whether a Dorian Material Adverse Effect has occurred: (A) any general social, political or economic condition or event, the effects of which are not specific or unique to Dorian, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (B) the general condition of the shipping industry, including any change in general industry conditions; (C) any change in Law; (D) any change in IFRS, GAAP or other applicable accounting rules; or (E) any change resulting from the execution of this Agreement, the Transaction Documents or the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

“Dorian Refund Guarantees” means, collectively, the letters of credit or guarantee issued to Dorian Subsidiaries in connection with the Novation Agreements by (i) Hana Bank in respect of HHI Hulls No. S749, S750, S751, S752, S755 and S756, and (ii) Korea Exchange Bank in respect of HHI Hulls No. S753 and S754.

“Dorian Subsidiaries” has the meaning set forth in Section 3.03.

“DSME” means Daewoo Shipbuilding & Marine Engineering Co., Ltd.

“DSME Shipbuilding Contracts” means, collectively, the shipbuilding contract agreements in respect of DSME Hulls No. 2336, 2337 and 2338, between the respective Contributed Scorpio Subsidiaries and DSME, as amended.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage,

easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; provided, however, that for purposes of this Agreement, the term “Encumbrance” shall not include Permitted Encumbrances.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other Action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case,

whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HHI” means Hyundai Samho Heavy Industries Co., Ltd.

“IFRS” means International Financial Reporting Standards; standards and interpretations adopted by the International Accounting Standards Board in effect from time to time.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.10.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means Dorian Material Adverse Effect or Scorpio Material Adverse Effect, as applicable.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Novation Agreements” means the agreements effecting the transfer of the Contributed Assets to Dorian or certain Dorian Subsidiaries on the date hereof, including the Contributed Scorpio Newbuilding Contracts and Contributed Scorpio Refund Guarantees.

“November Private Placement” means the approximately $250 million Norwegian private placement of Dorian’s common shares pursuant to Rule 144A and Regulation S under the Securities Act, commenced in November 2013.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (i) liens for Taxes that are not yet due and payable or that are being contested in good faith, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and other statutory liens arising or incurred in the ordinary course of business that are not yet due and payable or that are not material in the amount and are being contested in good faith by appropriate proceedings, (iii) Encumbrances consisting of pledges or deposits made in connection with obligations under workers’ compensation, unemployment insurance or similar Laws, (iv) restrictions on the transferability of securities arising under applicable securities Laws or the Transaction Documents; (v) liens for wages claimed by masters and seamen, claims for salvage expenses, claims for damage and masters disbursements so long as such amounts owed are not past due; (vi) liens for dock, harbor and canal charges and claims in respect of pollution damage so long as such amounts owed are not past due, (vii) other maritime liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to Dorian’s business, and (viii) Encumbrances which are imperfections of title that are typical for the applicable type of property and do not materially detract from its value or interfere with its present or ordinary use.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“RBS Credit Facility” means the Loan Agreement dated July 29, 2013 among The Royal Bank of Scotland plc, Dorian, CMNL LPG Transport LLC, CNML LPG Transport LLC, CJNP Transport LLC, and Corsair LPG Transport LLC.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Scorpio” has the meaning set forth in the preamble.

“Scorpio Disclosure Schedules” means the Disclosure Schedules delivered by Scorpio concurrently with the execution and delivery of this Agreement.

“Scorpio Indemnitees” has the meaning set forth in Section 8.02.

“Scorpio Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Scorpio, or (b) the ability of Scorpio to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following will not be considered when determining whether a Scorpio Material Adverse Effect has occurred: (A) any general social, political or economic condition or event, the effects of which are not specific or unique to Scorpio, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (B) the general condition of the shipping industry, including any change in general industry conditions; (C) any change in Law; (D) any change in IFRS, GAAP or other applicable accounting rules; or (E) any change resulting from the execution of this Agreement, the Transaction Documents or the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

“Scorpio Subsidiary” has the meaning set forth in Section 4.02.

“Shareholders Agreement” means that certain Shareholders Agreement, dated the date hereof, by and among Dorian, Scorpio, Dorian Holdings LLC and Seador Holdings LLC.

“Shares” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Sheet” means that certain Term Sheet, dated October 27, 2013, by and among Dorian, Scorpio, Dorian Holdings LLC and Seador Holdings LLC.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Novation Agreements, the Dorian Refund Guarantees and the Dorian Corporate Guarantees.

“VPS” has the meaning set forth in Section 2.03(b)(iii).

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale. Subject to the terms and conditions set forth herein, at or prior to the Closing, Scorpio shall, or shall cause one or more Scorpio Subsidiaries to, transfer the Contributed Assets, Contributed Shares and cash to Dorian or its designee in accordance with Section 2.03, and Dorian shall issue the Shares to Scorpio, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02                            Consideration. The aggregate consideration for the issuance of the Shares shall be paid by means of the transfer of the assets set forth on Exhibit 2.02 (collectively, the “Contributed Assets”), the Contributed Shares and cash in the aggregate amount of $1,930,000 (collectively, the “Consideration”).

Section 2.03                            Transactions to be Effected at the Closing.

(a)                                 At or prior to the Closing, Scorpio shall deliver or shall have delivered to Dorian:

(i)                                                                                     the Shareholders Agreement executed by Scorpio;

(ii)                                                                                  the Novation Agreements with respect to the Contributed Scorpio Newbuilding Contracts, including related documents;

(iii)                                                                               stock certificates representing the Contributed Shares duly endorsed in blank or accompanied by stock powers in blank with all appropriate transfer stamps affixed thereto;

(iv)                                                                              the stock books, stock ledgers, minute books and corporate seals of all the Contributed Scorpio Subsidiaries (the “Corporate Books”);

(v)                                                                                 resignations dated or effective as of the Closing Date of the members of each Contributed Scorpio Subsidiary’s board of directors and of its officers;

(vi)                                                                              cash in the amount of $1,930,000, by wire transfer of immediately available funds to the account of Dorian set forth on Exhibit 2.03(a); and

(vii)                                                                           such other documents or instruments as Dorian reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)                                 At or prior to the Closing, Dorian shall deliver or shall have delivered to Scorpio:

(i)                                                                                     the Shareholders Agreement executed by Dorian, Seador Holdings LLC and Dorian Holdings LLC;

(ii)                                                                                  the Dorian Corporate Guarantees;

(iii)                                                                               the Shares to Scorpio’s account in Verdipapirsentralen (the Norwegian Registry of Securities (“VPS”)) set forth on Exhibit 2.03(b);

(iv)                                                                              a good standing certificate (or its equivalent) of Dorian from the Republic of the Marshall Islands dated within one Business Day prior to the Closing Date; and

(v)                                                                                 such other documents or instruments as Scorpio reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04                            Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and transfer of the Consideration shall take place at a closing (the “Closing”) to be held at 10:00 a.m. on the date hereof, at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, New York, 10004, or at such other time or at such other place as Dorian and Scorpio may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DORIAN

Except as set forth in the correspondingly numbered Section of the Dorian Disclosure Schedules (it being agreed that any matter disclosed in the Dorian Disclosure Schedules with respect to any Section of this Agreement shall be deemed to have been disclosed with respect to that Section and any other Section of this Article III to the extent it is reasonably apparent that it would be applicable to such other Section), Dorian represents and warrants to Scorpio that the statements contained in this Article III are true and correct as of the Closing Date.

Section 3.01                            Organization and Authority. Dorian is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. Dorian has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Dorian is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Dorian, and (assuming due authorization, execution and delivery by Scorpio) this Agreement constitutes a legal, valid and binding obligation of Dorian, enforceable against Dorian in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Dorian is or will be a party has been duly executed and delivered by Dorian

(assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Dorian enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02                            Capitalization.

(a)                                 The authorized capital stock of Dorian consists of 500,000,000 shares, of which 450,000,000 are designated as common shares, par value $0.01 (the “Common Shares”), of which 93,221,621 Common Shares are issued and outstanding, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which no preferred shares are issued.  All of the issued and outstanding Common Shares have been duly authorized, are validly issued, fully paid and non-assessable.  The Shares are duly authorized and when issued in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Scorpio shall own all of the Shares, free and clear of all Encumbrances.

(b)                                 All of the Common Shares were, and the Shares will be, issued in compliance with all applicable Laws. None of the Common Shares were, and the Shares will not be, issued in violation of any agreement, arrangement or commitment to which Dorian is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)                                  Except as set forth in Section 3.02(c) of the Dorian Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock obligating Dorian or any of its subsidiaries to issue or sell any shares of capital stock of, or any other interest in, Dorian or such subsidiary.  Dorian does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(d)                                 Section 3.02(d) of the Dorian Disclosure Schedules sets forth the identity and number of Common Shares held of record by each other shareholder of Dorian that holds more than ten percent (10%) of the issued and outstanding Common Shares as of the date of this Agreement.

Section 3.03                            Subsidiaries.  Set forth on Section 3.03 of the Dorian Disclosure Schedules is a list of each subsidiary or other entity in which Dorian owns or has any interest in (collectively the “Dorian Subsidiaries”) and lists next to each Dorian Subsidiary the Vessel owned by, or the business of, each such entity.

Section 3.04                            No Conflicts; Consents. The execution, delivery and performance by Dorian of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Dorian or any Dorian Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Dorian or any Dorian Subsidiary, except for such conflicts, violations or breaches that would not result in a Dorian Material Adverse Effect; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Dorian or any Dorian Subsidiary is a party or by which Dorian or any Dorian Subsidiary is bound or to which any of their respective properties or assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Dorian or any Dorian Subsidiary, except for such conflicts, violations, breaches, defaults or events that would not, individually or in the aggregate, result in a Dorian Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Dorian or any Dorian Subsidiary, except for such Encumbrances that would not, individually or in the aggregate, result in a Dorian Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Dorian or any Dorian Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05                            Financial Statements. A complete copy of the summary unaudited balance sheet of Dorian as at September 30, 2013 (the “Balance Sheet,” and the date thereof the “Balance Sheet Date”) has been delivered to Scorpio.  The Balance Sheet is based on Dorian’s books and records, fairly presents in all material respects the financial condition of Dorian as of the Balance Sheet Date and has been prepared in accordance with GAAP consistently applied.

Section 3.06                            Liabilities. Except as set forth in Section 3.06 of the Dorian Disclosure Schedules, neither Dorian or any Dorian Subsidiary has any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which, individually or in the aggregate, have not had and would not have a Dorian Material Adverse Effect.

Section 3.07                            Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.07 of the Dorian Disclosure Schedules, since the Balance Sheet Date, other than the entry into the Term Sheet, the Transaction Documents, the November Private Placement and any transactions contemplated therein, there has not been, with respect to Dorian or any Dorian Subsidiary, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Dorian Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other organizational documents;

(c)                                  split, combination or reclassification of any shares of its capital stock;

(d)                                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, except in the November Private Placement;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                                   entry into any Contract that would constitute a Material Contract other than in the ordinary course of business;

(g)                                  incurrence, assumption or guarantee of any indebtedness for borrowed money;

(h)                                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(i)                                     material damage, destruction or loss (constructive or actual), whether or not covered by insurance, to any material asset of Dorian or any Dorian Subsidiary;

(j)                                    any capital investment in, or any loan to, any other Person;

(k)                                 acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Dorian or any Dorian Subsidiary is a party or by which it is bound;

(l)                                     any capital expenditures in excess of $500,000, excluding any expenditures relating to the acquisition, including any newbuilding contract for the construction of, any Vessel;

(m)                             imposition of any Encumbrance upon any of Dorian’s or any Dorian Subsidiaries’ Vessels, properties, capital stock or assets, tangible or intangible;

(n)                                 grant of any bonuses, monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employee, officer, director, independent contractors or consultant;

(o)                                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(p)                                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)                                 purchase, lease or other acquisition of the right to own, use or lease any property or asset for an amount in excess of $500,000, individually or in the aggregate;

(r)                                    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(s)                                   any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08                            Material Contracts.

(a)                                 Set forth in Section 3.08(a) of the Disclosure Schedules is a list of each of the following Contracts of Dorian or any Dorian Subsidiary (such Contracts, together with any Contract contemplated by one or more of the Transaction Documents, the Term Sheet or the November Private Placement, the “Material Contracts”):

(i)                                     Each Contract relating to the acquisition of, including any newbuilding contract for the construction of, any Vessel;

(ii)                                  Each Contract relating to the employment, chartering or management of any Vessel;

(iii)                               each Contract involving aggregate consideration in excess of $500,000 other than in the ordinary course of business;

(iv)                              all Contracts that provide for the indemnification by Dorian of any Person or the assumption of any Liability, including without limitation Tax, environmental or otherwise of any Person;

(v)                                 all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)                              all material employment agreements or other Contracts with independent contractors or consultants (or similar arrangements) to which Dorian is a party;

(vii)                           all loan agreements (and any amendments, waivers or notices received thereunder) or other Contracts relating to indebtedness (including, without limitation, guarantees) of Dorian or any Dorian Subsidiary;

(viii)                        all Contracts with any Governmental Authority to which Dorian is a party;

(ix)                              all Contracts between or among Dorian or a Dorian Subsidiary on the one hand and any Affiliate of Dorian on the other hand; and

(x)                                 any other Contract that is material to Dorian and not previously disclosed pursuant to this Section 3.08.

(b)                                 Each Material Contract is valid and binding on Dorian in accordance with its terms and is in full force and effect. None of Dorian or, to its Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.09                            Title to Assets.

(a)                                 Dorian has good and valid title to the Vessels and all property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets are free and clear of Encumbrances.

Section 3.10                            Intellectual Property: “Intellectual Property” means all intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by Dorian and that in which Dorian holds exclusive or non-exclusive rights or interests granted by or licensed from other Persons, including that Dorian owns or has the right to use.  Dorian has all Intellectual Property necessary to conduct its business as currently conducted, and to Dorian’s Knowledge: (i) Dorian’s conduct of its business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating, diluting or misappropriating any Intellectual Property.

Section 3.11                            Customers.

(a)                                 Section 3.11(a) of the Dorian Disclosure Schedules sets forth each time charterer of a Vessel (collectively, the “Material Customers”). Except as set forth in Section 3.11(a) of the Dorian Disclosure Schedules, Dorian has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or, to Dorian’s Knowledge, intends to cease after the Closing, or to terminate any Vessel charter prior to its expiration or to otherwise terminate or materially reduce its relationship with Dorian, and no Materials Customer is currently or has since January 1, 2013 been delinquent for more than thirty (30) days in the payment of any amounts owed to Dorian.

Section 3.12                            Insurance. Section 3.12 of the Dorian Disclosure Schedules sets forth a true and complete list of all current insurances (including without limitations coverage under any Protection & Indemnity clubs) relating to the assets, business, operations, employees, officers and directors of Dorian (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Dorian nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. Except as set forth in the Dorian Disclosure Schedules, there are no claims related to the business of Dorian pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Dorian or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Dorian and are sufficient for compliance with all applicable Laws and Contracts to which Dorian is a party or by which it is bound.

Section 3.13                            Legal Proceedings; Governmental Orders. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Dorian’s Knowledge, threatened against or by Dorian relating to or affecting Dorian’s business or the Vessels, other assets or Dorian’s capital stock which if determined adversely to Dorian, would result in a Dorian Material Adverse Effect.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Dorian’s business, the Vessels, other assets or Dorian’s capital stock which would have a Dorian Material Adverse Effect.

Section 3.14                            Compliance With Laws; Permits.

(a)                                 Dorian and each Dorian Subsidiary is in compliance, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets, including the Vessels.

(b)                                 All material Permits, licenses, certificates, authorizations required for Dorian and the Dorian Subsidiaries to conduct its and their business have been obtained and are valid and in full force and effect. To Dorian’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit, license, certificate or authorization, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Dorian Material Adverse Effect.

Section 3.15                            Environmental Matters.

(a)                                 Dorian and each Dorian Subsidiary is currently and has been in compliance in all material respects with all Environmental Laws and has not, and neither Dorian nor any Dorian Subsidiary has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)                                 Dorian has obtained and is in compliance in all material respects with all Environmental Permits necessary for the ownership, charter, operation or use of each Vessel or other assets of Dorian and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and, to Dorian’s Knowledge, Dorian is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, charter, operation or use of any Vessel or other assets of Dorian as currently carried out.

(c)                                  Dorian has previously delivered to Scorpio or made available to Scorpio any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to its business, the vessels or any other property in the possession or control of Dorian or a Dorian Subsidiary.

Section 3.16                            Employment Matters.

(a)                                 Set forth in Section 3.16(a) of the Dorian Disclosure Schedules is a list of all persons who are material employees, officers, independent contractors or consultants of Dorian as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) current annual base compensation rate any bonus paid with respect to 2012; and Dorain does not expect such payments to be materially greater with respect to 2013.

(b)                                 Dorian is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

Section 3.17                            Taxes.

(a)                                 All Tax Returns required to be filed on or before the Closing Date by Dorian or any Dorian Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Dorian (whether or not shown on any Tax Return) have been, or will be, timely paid, and no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Dorian.

(b)                                 Dorian has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                                  No claim has been made by any taxing authority in any jurisdiction where Dorian does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)                                 Dorian is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(e)                                  Dorian has made available to Scorpio copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Dorian for all Tax periods.

(f)                                   There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Dorian.

Section 3.18                                        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Dorian.

Section 3.19                                        No Registration Rights to the Shares.  Except as set forth in the Transaction Documents, there are no contracts, agreements or understandings between Dorian and any person granting such person the right to require Dorian to file a registration statement under the Securities Act with respect to securities of Dorian.

Section 3.20                                        Investment Act of 1940.  Dorian is not, and after giving effect to the sale of the Shares will not be, required to register as an “investment company” as such term is defined in the Investment Act of 1940, as amended.

Section 3.21                                        Anti-Bribery.  Neither Dorian nor any Dorian Subsidiary, nor to Dorian’s Knowledge any of their affiliates, directors, officers, or employees, any of their agents or representatives, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Dorian and its subsidiaries, and to Dorian’s Knowledge, its affiliates have conducted their businesses in compliance in all material respects with applicable anti-corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws and with the representation and warranty contained herein.

Section 3.22                                        Sanctions.  (i) Neither Dorian nor any Dorian Subsidiary, nor to Dorian’s Knowledge, any of their respective directors, officers, employees, agents, affiliate or representative, is a Person that is, or is owned or controlled by a Person that is:

(i)                                     the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(ii)                                  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(b)                                 Dorian represents and covenants that it will not, directly or indirectly, use the Contributed Assets, Contributed Shares or other Consideration received in this transaction or lend or otherwise make available such Consideration to any subsidiary, joint venture partner or other Person:

(i)                                                 to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)                                  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

Section 3.23                                        No Restrictions on Dividends.  Other than restrictions contained in the RBS Credit Facility, no Dorian Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to Dorian, from making any other distribution on such Subsidiary’s capital stock, from repaying to Dorian any loans or advances to such subsidiary from Dorian or from transferring any of such subsidiary’s property or assets to Dorian or any other subsidiary of Dorian.

Section 3.24                                        Ownership of Vessels.  All of the Vessels set forth in Section 3.25 of the Dorian Disclosure Schedules are owned directly by subsidiaries of Dorian and each such Vessel has been duly registered in the name of the relevant entity that owns it under the Laws and regulations and the flag of the nation of its registration, as set forth in Section 3.25 of the Dorian Disclosure Schedules free and clear of all Encumbrances other than security liens subject to the RBS Credit Facility

Section 3.25                                        Full Disclosure. To Dorian’s Knowledge, no representation or warranty by Dorian in this Agreement and no statement contained in the Dorian Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.26                                        NO OTHER REPRESENTATIONS OR WARRANTIES.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, DORIAN MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO DORIAN, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER MATTERS INCLUDING ANY REPRESENTATION OR WARRANTY AS TO FINANCIAL PROJECTIONS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SCORPIO

Except as set forth in the correspondingly numbered Section of the Scorpio Disclosure Schedules, Scorpio, on behalf of itself and each Scorpio Subsidiary, represents and warrants to Dorian that the statements contained in this Article IV are true and correct as of the Closing Date.

Section 4.01                            Organization and Authority. Each of Scorpio and the Scorpio Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the Marshall Islands. Each of Scorpio and the Scorpio Subsidiaries has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which each is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Scorpio or the Scorpio Subsidiaries, as the case may be, of this Agreement and any other Transaction Document to which each is a party, the performance by Scorpio and the Scorpio Subsidiaries  of their obligations hereunder and thereunder and the consummation by Scorpio and the Scorpio Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Scorpio and the Scorpio Subsidiaries. This Agreement has been duly executed and delivered by Scorpio, and (assuming due authorization, execution and delivery by Dorian) this Agreement constitutes a legal, valid and binding obligation of Scorpio enforceable against Scorpio in accordance with its terms. When each other Transaction Document to which Scorpio or the Scorpio Subsidiaries is or will be a party has been duly executed and delivered by Scorpio (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Scorpio or the Scorpio Subsidiaries enforceable against it in accordance with its terms.

Section 4.02                            Contributed Scorpio Subsidiaries.

(a)                                 Set forth on Section 4.02(a) of the Scorpio Disclosure Schedules is a list of each Subsidiary of Scorpio which owns the Contributed Assets and of the Contributed Scorpio Subsidiaries (collectively, the “Scorpio Subsidiaries”) and lists next to each Scorpio Subsidiary the vessel owned by, or the business of, each such entity.

(b)                                 Scorpio has heretofore delivered to Dorian complete and correct copies of the Constitutional Documents as currently in effect.  The Corporate Records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the Constitutional Documents.  None of the Contributed Scorpio Subsidiaries is in default under or in violation of its Constitutional Documents.

(c)                                  The Contributed Shares constitute all of the issued and outstanding shares of capital stock of each Contributed Scorpio Subsidiary, all such shares are duly authorized, validly issued, fully paid and non-assessable and are owned legally and beneficially by Scorpio.  Other than this Agreement, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) relating to the Contributed Shares or any other capital or voting interests of any Contributed Scorpio Subsidiary, whether issued or unissued and there is no obligation on the part of Scorpio or any Contributed Scorpio Subsidiary to grant, extend or enter into any of the foregoing.  There are no outstanding contractual obligations of any Contributed Scorpio Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of such Contributed Scorpio Subsidiary.

(d)                                 Scorpio owns and holds the Contributed Shares free and clear of all Encumbrances.  No Person, other than Dorian, holds, or has any agreement, option, right or privilege capable of becoming an agreement for the purchase from Scorpio of, any of the Contributed Shares.  At the Closing, Scorpio will transfer, assign and transmit good and marketable title to and deliver the Contributed Shares to Dorian, free and clear of all Encumbrances.

(e)                                  None of the Contributed Scorpio Subsidiaries has equity or similar investments (or commitments to make any such investments), directly or indirectly, in or with any Person.

(f)                                   Other than the Scorpio Newbuilding Contracts, no Contributed Scorpio Subsidiary is a party to any Contract or has authorized, agreed or entered into any Contract.

(g)                                  Except as set forth in Section 4.02(g) of the Scorpio Disclosure Schedules, no Contributed Scorpio Subsidiary has any Liabilities.

(h)                                 No Tax Returns are, or have ever been, required to be filed by, or with respect to, any Contributed Scorpio Subsidiary.  No Contributed Scorpio Subsidiary has or will have any Tax liability for any time at or prior to the Closing.

(i)                                     Except as set forth in Section 4.02(i) of the Scorpio Disclosure Schedules, no power of attorney or similar authorization given by any Contributed Scorpio Subsidiary presently is in effect or outstanding.  No Contributed Scorpio Subsidiary is subject to any Law or Order or requirement of any Governmental Entity which is not of general application to Persons carrying on a business similar to such Contributed Scorpio Subsidiary’s business.

(j)                                    Section 4.02(j) of the Scorpio Disclosure Schedules sets forth a complete and accurate list of all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Contributed Scorpio Subsidiaries showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories.

Section 4.03                            No Conflicts; Consents. The execution, delivery and performance by Scorpio of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Scorpio or any Scorpio Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Scorpio or any Scorpio Subsidiary, except for such conflicts, violations or breaches that would not result in a Material Adverse Effect; (c) except as set forth in Section 4.03 of the Scorpio Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Scorpio or any Scorpio Subsidiary is a party or by which Scorpio or any Scorpio Subsidiary is bound or to which any of their respective properties or assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Scorpio or any Scorpio Subsidiary, except for such conflicts, violations, breaches, defaults or events that would not, individually or in the aggregate, result in a Scorpio Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Scorpio or any Scorpio Subsidiary, except for such Encumbrances that would not, individually or in the aggregate, result in a Scorpio Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Scorpio or any Scorpio Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                            Scorpio LGC Contracts.

(a)                                 Set forth in Section 4.04(a) of the Scorpio Disclosure Schedules is a list of each of the following Contracts of Scorpio or Scorpio subsidiaries (collectively, the “Scorpio LGC Contracts”):

(i)                         each Contract relating to the acquisition, including any newbuilding contract for the construction of, any VLGC or LGC vessel, including all related specifications, change orders, addenda or other agreements;

(ii)                      each Contract relating to options for any newbuilding contract for the construction of any VLGC or LGC vessel;

(iii)                   each corporate guarantee in connection with any newbuilding contract for the construction of any VLGC or LGC vessel;

(iv)                  each refund guarantee or letter of credit granted to Scorpio or any Scorpio Subsidiary in connection with any newbuilding contract for the construction of any VLGC or LGC vessel;

(v)                     each Contract relating to supervision of the construction of any VLGC or LGC vessel;

(vi)                  each Contract relating to financing of any VLGC or LGC vessel;

(vii)               each Contract relating to the employment, chartering or management of any VLGC or LGC vessel;

(viii)            each Contract relating to nominations, assignments or novations of any newbuilding contract for the construction of any VLGC or LGC vessel; and

(ix) any other Contract relating to any VLGC or LGC vessel.

(b)                             Each Scorpio LGC Contract is valid and binding on Scorpio or a Scorpio Subsidiary in accordance with its terms and is in full force and effect. None of Scorpio or a Scorpio Subsidiary, or to Scorpio’s knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Scorpio LGC Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Scorpio LGC Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)                                  Scorpio has made available to Dorian true and complete copies of each Scorpio LGC Contract, including all specifications, plans, drawings, manuals, change orders, addenda, amendments and waivers thereof, and any related materials, including correspondence with HHI and DSME.

(d)                                 Section 4.04(d) of the Scorpio Disclosure Schedules sets forth all of the amounts paid by Scorpio, Scorpio Subsidiaries and/or any of their Affiliates as of the date hereof to shipyards pursuant to the Scorpio LGC Contracts as of October 31, 2013, and there are no amounts currently due or payable under such Scorpio LGC Contracts.

Section 4.05                            Investment Purpose.  Scorpio is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Scorpio acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.06                            Brokers.  Except for Perella Weinberg or Scorpio Services Holding Ltd., with respect to each of which Scorpio shall pay all fees and commissions, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Scorpio.  No Scorpio Subsidiary is or will be liable for any brokerage fees, finder’s fees, commissions or other amounts payable to Perella Weinberg or Scorpio Services Holdings Ltd.

Section 4.07                            Sufficiency of Funds. Scorpio has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Consideration and consummate the transactions contemplated by this Agreement.

Section 4.08                            Legal Proceedings.  There are no Actions pending or, to Scorpio’s knowledge, threatened against Scorpio or any Scorpio Subsidiaries that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or adversely affecting the Contributed Assets or Contributed Shares. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.09                            NO OTHER REPRESENTATIONS OR WARRANTIES.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, SCORPIO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO DORIAN, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER MATTERS INCLUDING ANY REPRESENTATION OR WARRANTY AS TO FINANCIAL PROJECTIONS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE V
COVENANTS

Section 5.01                            Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any further public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.02                            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.  Dorian and Scorpio acknowledge that, as of the date of this Agreement, they are in the process of novating the DSME Shipbuilding Contracts from the Contributed Scorpio Subsidiaries to certain Dorian Subsidiaries.  In furtherance of the foregoing, Scorpio agrees that it will continue to use its commercially reasonable best efforts to, as promptly as practicable following the

Closing and without further consideration, effect the novation of the DSME Shipbuilding Contracts.

ARTICLE VI
[RESERVED]

ARTICLE VII
[RESERVED]

ARTICLE VIII
INDEMNIFICATION

Section 8.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.09, Section 3.15, Section 3.17, Section 3.18, Section 4.01, Section 4.02, Section 4.03, Section 4.04 Section 4.05, and Section 4.06 (the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02                            Indemnification By Dorian. Subject to the other terms and conditions of this Article VIII, Dorian shall indemnify and defend each of Scorpio and its Affiliates and their respective Representatives (collectively, the “Scorpio Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Scorpio Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Dorian contained in this Agreement or in any certificate or instrument delivered by or on behalf of Dorian pursuant to this Agreement (in each case determined without regard to any qualifications therein referencing “materiality”, “Material Adverse Effect” or other words of similar import or effect) as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Dorian pursuant to this Agreement or in any Transaction Document.

Section 8.03                            Indemnification By Scorpio. Subject to the other terms and conditions of this Article VIII, Scorpio shall indemnify and defend each of Dorian and its Affiliates and their respective Representatives (collectively, the “Dorian Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Dorian Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Scorpio contained in this Agreement or in any certificate or instrument delivered by or on behalf of Scorpio pursuant to this Agreement (in each case determined without regard to any qualifications therein referencing “materiality”, “Material Adverse Effect” or other words of similar import or effect), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Scorpio pursuant to this Agreement or in any Transaction Document.

Section 8.04                            Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Dorian, such Indemnifying Party shall not have the right to defend or direct the defense of any such

Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Dorian and Scorpio shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 8.05                            Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3.25%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.06                            Limitation on Indemnification.

(a)                                 No Indemnified Party shall be entitled to indemnification pursuant to Section 8.02 or Section 8.03 until the aggregate amount of Losses suffered by such Indemnified Party hereunder exceeds $1,000,000 (the “Deductible”), after which Indemnified Party shall be indemnified for the entire amount of Losses in excess of the Deductible up to the amount of the Cap (as defined below).  The aggregate amount of Losses for which any Indemnified Party shall be entitled to indemnification pursuant to Section 8.02 or Section 8.03 shall be $10,000,000 (the “Cap”). Notwithstanding anything to the contrary contained herein, neither the Deductible nor the Cap shall apply to claims made with respect to any Fundamental Representation.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, the parties shall take commercially reasonable steps (to the extent then available or possible) to mitigate all Losses (including by pursuing available insurance and third party claims) upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses (provided that the costs of such mitigation shall be indemnifiable Losses hereunder).

Section 8.07                            Losses Net of Insurance; Damages; Mitigation.  The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (a) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each such source of recovery, a “Collateral Source”) and (b) an amount equal to the present value of the tax benefit, if any, attributable to such Loss.  Notwithstanding anything to the contrary contained in Section 8.2 or Section 8.3, no indemnification shall be provided under the Agreement with respect to any Losses that are incidental damages, consequential damages, special damages, damages arising out of business interruption or lost profits, damages arising through the application of any multiplier to any Losses or punitive damages; provided that Losses of any Indemnified Party will include any of such Losses to the extent that they are actually adjudicated as due and actually paid by such Indemnified Party to a third party in connection with an indemnified third party claim.

Section 8.08                            Effect of Investigation. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 8.09                            Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
[RESERVED]

ARTICLE X
MISCELLANEOUS

Section 10.01                     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Dorian:

c/o Dorian LPG (USA) LLC

27 Signal Road

Stamford, CT 06878

Tel: (203) 978-1234

Fax: (203) 359-8159

Email: john.hadjipateras@dorianlpg.com

Attention: President

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

Attention: Gary J. Wolfe, Esq.

One Battery Park Plaza

New York, NY 10004

Facsimile: (212) 480-8421

E-mail: wolfe@sewkis.com

If to Scorpio:	Scorpio Tankers Inc. 9 Boulevard Charles III Monaco, 98000 Facsimile: +377-97-77-83-46 E-mail: legal@scorpiogroup.net

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

Attention: Edward S. Horton, Esq.

One Battery Park Plaza

New York, NY 10004

Facsimile: (212) 480-8421

E-mail: horton@sewkis.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, UNLESS ANY SUCH FEDERAL COURT DETERMINES THAT IT LACKS JURISDICTION, IN WHICH CASE SUCH PROCEEDING SHALL BE INSTITUTED IN THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN.  AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION

OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DORIAN LPG LTD.

By:	/s/ Alexander Ciaputa
Name:	Alexander Ciaputa
Title:	Secretary

SCORPIO TANKERS INC.

By:	/s/ Brian M. Lee
Name:	Brian M. Lee
Title:	Chief Financial Officer

Exhibit 2.02

Contributed Assets

A.                                    Dorian Shanghai LPG Transport LLC (Hyundai Hull S749)

Shipbuilding Contract, dated July 22, 2013, between Hyundai Samho Heavy Industries Co., Ltd. (“Hyundai”) and STI Shanghai Shipping Company Limited (then known as STI Foch Shipping Company Limited) in respect of Hyundai Hull S749

(a)  Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Shanghai Shipping Company Limited.

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

B.                                    Dorian Houston LPG Transport LLC (Hyundai Hull S750)

Shipbuilding Contract, dated July 22, 2013, between Hyundai and STI Houston Shipping Company Limited (then known as STI Kensington Shipping Company Limited) in respect of in respect of Hull S750

(a)  Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Houston Shipping Company Limited.

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

C.                                    Dorian Amsterdam LPG Transport LLC (Hyundai Hull S751)

Shipbuilding Contract, dated July 22, 2013, between Hyundai and STI Amsterdam Shipping Company Limited (then known as STI Marylebone Shipping Company Limited) in respect of in respect of Hull S751

(a)  Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Amsterdam Shipping Company Limited.

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

D.                                    Dorian Barcelona LPG Transport LLC (Hyundai Hull S752)

Shipbuilding Contract, dated July 22, 2013, between Hyundai and STI Barcelona Shipping Company Limited (then known as STI Montaigne Shipping Company Limited) in respect of in respect of Hull S752

(a)  Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Amsterdam Shipping Company Limited.

Letter of Guarantee issued by Hana Bank and amendment (including original

LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

E.                                    Dorian Sao Paulo LPG Transport LLC (Hyundai Hull S753)

Shipbuilding Contract, dated October 18, 2013, between Hyundai and STI Sao Paulo Shipping Company Limited in respect of Hull S753

(a)  Addendum No. 1 dated October 18, 2013

(b)  Amendment Agreement No. 1, dated October 31, 2013

Letter of Guarantee issued by Korea Exchange Bank and amendment

Performance Guarantee, dated October 18, 2013, issued by Scorpio Tankers Inc

F.                                     Dorian Cape Town LPG Transport LLC (Hyundai Hull S754)

Shipbuilding Contract, dated October 18, 2013, between Hyundai and STI Cape Town Shipping Company Limited in respect of Hull S754

(a)  Addendum No. 1 dated October 18, 2013

(b)  Amendment Agreement No. 1, dated October 31, 2013

Letter of Guarantee issued by Korea Exchange Bank

Performance Guarantee, dated October 18, 2013, issued by Scorpio Tankers Inc

G.                                   Dorian Ulsan LPG Transport LLC (Hyundai Hull S755)

Shipbuilding Contract, dated July 25, 2013, between Hyundai and STI Ulsan Shipping Company Limited in respect of Hull S755

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 25, 2013, issued by Scorpio Tankers Inc

H.                                   Dorian Monaco LPG Transport LLC (Hyundai Hull S756)

Shipbuilding Contract, dated July 25, 2013, between Hyundai and STI Monaco Shipping Company Limited in respect of Hull S756

Letter of Guarantee issued by Hana Bank and amendment (including original LG)

Performance Guarantee, dated July 25, 2013, issued by Scorpio Tankers Inc

I.                                        Option Agreements

Option Agreement Extension Letter from Hyundai Samho Heavy Industries Co., Ltd. to Scorpio Tankers Inc., dated November 6, 2013.

Option Agreement, dated July 22, 2013, between Scorpio Tankers Inc. and Hyundai for two 84,000 CBM Class LPG Carriers.

2

Option Agreement, dated July 25, 2013, between Scorpio Tankers Inc. and Hyundai for two 84,000 CBM Class LPG Carriers.

3

Exhibit 2.03(a)

Dorian Wire Instructions

THE ROYAL BANK OF SCOTLAND PLC.
3RD FLOOR
ALDGATE UNION
10 WHITECHAPPEL HIGH STREET
LONDON E18 DX
UNITED KINGDOM
SWIFT: RBOSGB2LXXX

FOR CREDIT TO:
DORIAN LPG LTD
ACCOUNT NO: DORILPG-USDC
IBAN GB42RBOS16630000671669

Exhibit 2.03(b)

Scorpio VPS Account

11400.0083674

SCORPIO DISCLOSURE SCHEDULES

Reference is made to that certain Purchase Agreement (the “Agreement”) dated as of November 26, 2013, by and between Dorian LPG Ltd., a Marshall Islands corporation (“Dorian”), and Scorpio Tankers Inc., a Marshall Islands corporation (the “Company”). Terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

Each Schedule corresponds to a specific section or subsection of the Agreement. The disclosure in any section or subsection of the Schedules qualifies other sections or subsections in the Agreement for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure. Except to the extent expressly stated in the Agreement or the Schedules, the disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in the Agreement or that such information is material or outside of the ordinary course of business, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Stockholders or the Company. References in the Schedules to dollar amount thresholds will not be deemed to be evidence of materiality or of a material adverse effect.

The information contained in the Schedules is also subject to the following general qualifications:

(i)              any section or subsection of the Schedules relating to one section or subsection of the Agreement may cross-reference matter(s) disclosed in a section or subsection of the Schedules relating to any other section or subsection of the Agreement;

(ii)             headings have been inserted on the sections or subsections of the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the corresponding section or subsection set forth in the Agreement;

(iii)            nothing contained in the Schedules shall be deemed to expand or constrict the scope of any representation or warranty set forth in the Agreement; and

(iv)            the contents of all annexes attached to the Schedules are incorporated by reference in the Schedules as though fully set forth in the Schedules.

Schedule 4.02
Scorpio Subsidiaries

Subsidiary	Vessel or Business
STI Shanghai Shipping Company Limited	NB Hull No. S749
STI Houston Shipping Company Limited	NB Hull No. S750
STI Amsterdam Shipping Company Limited	NB Hull No. S751
STI Barcelona Shipping Company Limited	NB Hull No. S752
STI Ulsan Shipping Company Limited	NB Hull No. S755
STI Monaco Shipping Company Limited	NB Hull No. S756
STI Dubai LPG Shipping Company Limited	NB Hull No. H2336
STI Geneva Shipping Company Limited	NB Hull No. H2337
STI Tokyo Shipping Company Limited	NB Hull No. H2338
STI Sao Paulo Shipping Company Limited	NB Hull No. S753
STI Cape Town Shipping Company Limited	NB Hull No. S754

Schedule 4.02(g)
Liabilities

Dorian Dubai LPG Transport LLC (DSME Hull 2336)

Shipbuilding Contract, dated August 1, 2013, between Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”) and STI Dubai Shipping Company Limited in respect of Hull 2336

(a)    Separate Agreement dated August 1, 2013; and

(b)    Addendum No. 1 to Shipbuilding Agreement dated November 11, 2013.

Irrevocable Standby Letter of Credit issued by Hana Bank

Corporate Guarantee issued by Scorpio Tankers Inc.

Dorian Geneva LPG Transport LLC (DSME Hull 2337)

Shipbuilding Contract, dated August 1, 2013, between DSME and STI Geneva Shipping Company Limited in respect of Hull 2337

(a)    Separate Agreement dated August 1, 2013; and

(b)    Addendum No. 1 to Shipbuilding Agreement dated November 11, 2013.

Irrevocable Standby Letter of Credit issued by Hana Bank

Corporate Guarantee issued by Scorpio Tankers Inc.

Dorian Tokyo LPG Transport LLC (DSME Hull 2338)

Shipbuilding Contract, dated August 1, 2013, between DSME and STI Tokyo Shipping Company Limited in respect of Hull 2338

(a)    Separate Agreement dated August 1, 2013; and

(b)    Addendum No. 1 to Shipbuilding Agreement dated November 11, 2013.

Irrevocable Standby Letter of Credit issued by Hana Bank

Corporate Guarantee issued by Scorpio Tankers Inc.

Schedule 4.02(i)
Powers of Attorney

Emanuele Lauro
Luca Forgione
Cameron Mackey

Schedule 4.02(j)
Bank Accounts

Bank	*****
Account Name	STI Dubai Shipping Company Limited
Account Number	*****

Bank	*****
Account Name	STI Geneva Shipping Company Limited
Account Number	*****

Bank	*****
Account Name	STI Tokyo Shipping Company Limited
Account Number	*****

Schedule 4.03(c)
Conflicts; Consents

None

Schedule 4.04(a)
Scorpio LGC Contracts

A.                                    A.            Dorian Shanghai LPG Transport LLC (Hyundai Hull 5749)

Shipbuilding Contract, dated July 22, 2013, between Hyundai Samho Heavy Industries Co., Ltd. (“Hyundai”) and STI Shanghai Shipping Company Limited (then known as STI Foch Shipping Company Limited) in respect of Hyundai Hull S749

(a)         Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Shanghai Shipping Company Limited.

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

B.            Dorian Houston LPG Transport LLC (Hyundai Hull 5750)

Shipbuilding Contract, dated July 22, 2013, between Hyundai and STI Houston Shipping Company Limited (then known as STI Kensington Shipping Company Limited) in respect of in respect of Hull S750

(a)         Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Houston Shipping Company Limited.

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

C.            Dorian Amsterdam LPG Transport LLC (Hyundai Hull S751)

Shipbuilding Contract, dated July 22, 2013, between Hyundai and STI Amsterdam Shipping Company Limited (then known as STI Marylebone Shipping Company Limited) in respect of in respect of Hull S751

(a)         Amendment Agreement No. 1, dated September 3,

2013, reflecting change in buyers name to STI Amsterdam Shipping Company Limited.

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

D.            Dorian Barcelona LPG Transport LLC (Hyundai Hull 5752)

Shipbuilding Contract, dated July 22, 2013, between Hyundai and STI Barcelona Shipping Company Limited (then known as STI Montaigne Shipping Company Limited) in respect of in respect of Hull S752

(a)         Amendment Agreement No. 1, dated September 3, 2013, reflecting change in buyers name to STI Amsterdam Shipping Company Limited.

Letter of Guarantee issued by Hana Bank and amendment (including original LG)

Performance Guarantee, dated July 22, 2013, issued by Scorpio Tankers Inc

E.            Dorian Sao Paulo LPG Transport LLC (Hyundai Hull 5753)

Shipbuilding Contract, dated October 18, 2013, between Hyundai and STI Sao Paulo Shipping Company Limited in respect of Hull S753

(a)         Addendum No. 1 dated October 18, 2013

Letter of Guarantee issued by Korea Exchange Bank and amendment

Performance Guarantee, dated October 18, 2013, issued by Scorpio Tankers Inc

F.            Dorian Cape Town LPG Transport LLC (Hyundai Hull S754)

Shipbuilding Contract, dated October 18, 2013, between

Hyundai and STI Cape Town Shipping Company Limited in respect of Hull S754

(a)         Addendum No. 1 dated October 18, 2013

Letter of Guarantee issued by Korea Exchange Bank

Performance Guarantee, dated October 18, 2013, issued by Scorpio Tankers Inc

G.            Dorian Ulsan LPG Transport LLC (Hyundai Hull 5755)

Shipbuilding Contract, dated July 25, 2013, between Hyundai and STI Ulsan Shipping Company Limited in respect of Hull S755

Letter of Guarantee issued by Hana Bank (including original LG)

Performance Guarantee, dated July 25, 2013, issued by Scorpio Tankers Inc

H.            Dorian Monaco LPG Transport LLC (Hyundai Hull 5756)

Shipbuilding Contract, dated July 25, 2013, between Hyundai and STI Monaco Shipping Company Limited in respect of Hull S756

Letter of Guarantee issued by Hana Bank and amendment (including original LG)

Performance Guarantee, dated July 25, 2013, issued by Scorpio Tankers Inc

I.             Dorian Dubai LPG Transport LLC (DSME Hull 2336)

Shipbuilding Contract, dated August 1, 2013, between Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“DSME”) and STI Dubai Shipping Company Limited in respect of Hull 2336

(a)         Separate Agreement dated August 1, 2013; and

(b)         Addendum No. 1 to Shipbuilding Agreement dated November 11, 2013.

Irrevocable Standby Letter of Credit issued by Hana Bank

Corporate Guarantee issued by Scorpio Tankers Inc.

J.             Dorian Geneva LPG Transport LLC (DSME Hull 2337)

Shipbuilding Contract, dated August 1, 2013, between DSME and STI Geneva Shipping Company Limited in respect of Hull 2337

(a)         Separate Agreement dated August 1, 2013; and

(b)         Addendum No. 1 to Shipbuilding Agreement dated November 11, 2013.

Irrevocable Standby Letter of Credit issued by Hana Bank

Corporate Guarantee issued by Scorpio Tankers Inc.

K.            Dorian Tokyo LPG Transport LLC (DSME Hull 2338)

Shipbuilding Contract, dated August 1, 2013, between DSME and STI Tokyo Shipping Company Limited in respect of Hull 2338

(a)         Separate Agreement dated August 1, 2013; and

(b)         Addendum No. 1 to Shipbuilding Agreement dated November 11, 2013.

Irrevocable Standby Letter of Credit issued by Hana Bank

Corporate Guarantee issued by Scorpio Tankers Inc.

L             Option Agreements

Option Agreement Extension Letter from Hyundai Samho Heavy Industries Co., Ltd. to Scorpio Tankers Inc., dated November 6, 2013.

Option Agreement, dated July 22, 2013, between Scorpio Tankers Inc. and Hyundai for two 84,000 CBM Class LPG Carriers.

Option Agreement, dated July 25, 2013, between Scorpio Tankers Inc. and Hyundai for two 84,000 CBM Class LPG Carriers.

Schedule 4.04(d)

Amounts Paid

	Hull	Shipyard	($) Amount	Payment Date
1	Hull S749	HHI	$7,500,000	July 29, 2013
2	Hull S750	HHI	$7,500,000	July 29, 2013
3	Hull S751	HHI	$7,500,000	July 29, 2013
4	Hull S752	HHI	$3,750,000	July 29, 2013
5	Hull S755	HHI	$7,500,000	August 7, 2013
6	Hull S756	HHI	$3,750,000	August 7, 2013
7	Hull 2336	Daewoo	$3,845,000	August 13, 2013
8	Hull 2337	Daewoo	$3,845,000	August 13, 2013
9	Hull 2338	Daewoo	$3,845,000	August 13, 2013
10	Hull S752	HHI	$3,750,000	October 21, 2013
11	Hull S756	HHI	$3,750,000	October 24, 2013
12	Hull S754	HHI	$7,500,000	October 28, 2013
13	Hull S753	HHI	$7,500,000	October 28, 2013
14	Hull 2338	HHI	$3,845,000	October 29, 2013
15	Hull 2336	HHI	$3,845,000	October 29, 2013
16	Hull 2337	HHI	$3,845,000	October 29, 2013
			($) 83,070,000

DORIAN DISCLOSURE SCHEDULES

Reference is made to that certain Purchase Agreement (the “Agreement”) dated as of November 26, 2013, by and between Dorian LPG Ltd., a Marshall Islands corporation (the “Company”), and Scorpio Tankers Inc., a Marshall Islands corporation (“Scorpio”). Terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

Each Schedule corresponds to a specific section or subsection of the Agreement. The disclosure in any section or subsection of the Schedules qualifies other sections or subsections in the Agreement for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure. Except to the extent expressly stated in the Agreement or the Schedules, the disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in the Agreement or that such information is material or outside of the ordinary course of business, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Stockholders or the Company. References in the Schedules to dollar amount thresholds will not be deemed to be evidence of materiality or of a material adverse effect.

The information contained in the Schedules is also subject to the following general qualifications:

(i)            any section or subsection of the Schedules relating to one section or subsection of the Agreement may cross-reference matter(s) disclosed in a section or subsection of the Schedules relating to any other section or subsection of the Agreement;

(ii)           headings have been inserted on the sections or subsections of the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the corresponding section or subsection set forth in the Agreement;

(iii)          nothing contained in the Schedules shall be deemed to expand or constrict the scope of any representation or warranty set forth in the Agreement; and

(iv)          the contents of all annexes attached to the Schedules are incorporated by reference in the Schedules as though fully set forth in the Schedules.

Schedule 3.02(c)

Capitalization

None other than in connection with the November 2013 Private Placement.

Schedule 3.02(d)

Capitalization

Name of 10% or More
Shareholder	Number of Common Shares	Percent Owned
Dorian Holdings LLC	23,335,675	25.03%
Seacor Holdings LLC	23,335,675	25.03%
Kensico Capital	14,316,867	15.4%

Schedule 3.03

Subsidiaries

Subsidiary	Vessel or Business
Grendon Tanker LLC	m/v Grendon
Corvette LPG Transport LLC	NB Hull No. 2658
CNML LPG Transport LLC	m/v Captain Nicholas ML
CJNP LPG Transport LLC	m/v Captain John NP
CMNL LPG Transport LLC	m/v Captain Markos NL
Corsair LPG Transport LLC	Title on delivery to NB Hull No. 2657
Seacor LPG II LLC	NB Hull No. 2657
Comet LPG Transport LLC	NB Hull No. 2656
Dorian LPG (UK) Ltd.	Vessel Management
Dorian LPG (USA) LLC	Vessel Management
Dorian LPG Management Corp.	Vessel Management
Dorian Shanghai LPG Transport LLC	To own NB Hull No. S749
Dorian Houston LPG Transport LLC	To own NB Hull No. S750
Dorian Amsterdam LPG Transport LLC	To own NB Hull No. S751
Dorian Barcelona LPG Transport LLC	To own NB Hull No. S752
Dorian Ulsan LPG Transport LLC	To own NB Hull No. S755
Dorian Monaco LPG Transport LLC	To own NB Hull No. S756
Dorian Dubai LPG Transport LLC	To own NB Hull No. H2336
Dorian Geneva LPG Transport LLC	To own NB Hull No. H2337
Dorian Tokyo LPG Transport LLC	To own NB Hull No. H2338
Dorian Sao Paulo LPG Transport LLC	To own NB Hull No. S753
Dorian Cape Town LPG Transport LLC	To own NB Hull No. S754
Dorian Explorer LPG Transport LLC	To own NB Hull No. S757
Dorian Exporter LPG Transport LLC	To own NB Hull No. S758
Capricorn LPG Transport LLC	To own Potential NB

Schedule 3.06

Liabilities

None.

Schedule 3.07

Absence of Certain Changes, Events and Conditions

•                  Newbuilding contract amended for Hull 2657 due to early prepayment of installments in the amount of $28,418,740.00.

•                  Dorian LPG Ltd. has contracted one Wartsila-Hamworthy Exhaust Gas Scrubber System for Hull 2656 and one Clean Marine Exhaust Gas Scrubber System for Hull 2658.

Schedule 3.8(a)

Material Contracts

Shipbuilding Contract, dated April 29, 2013, between Seacor LPG I LLC and Hyundai Heavy Industries Co, LTD. in respect of Hyundai Hull 2656.

Shipbuilding Contract, dated April 29, 2013, between Seacor LPG II LLC and Hyundai Heavy Industries Co, LTD. in respect of Hyundai Hull 2657.

Shipbuilding Contract, dated July 12, 2013, between Corvette LPG Transport LLC and Hyundai Heavy Industries Co, LTD. in respect of Hyundai Hull 2658

Option Agreement, dated April 29, 2013 by and between Dorian (Hellas) S.A. and Hyundai Heavy Industries Co, LTD. for three 84,000 CBM LPG Class Vessels.

Management Agreement by and between CJNP LPG Transport LLC and Dorian (Hellas) S.A., dated July 26, 2013.

Management Agreement by and between CMNL LPG Transport LLC and Dorian (Hellas) S.A., dated July 26, 2013.

Management Agreement by and between CNML LPG Transport LLC and Dorian (Hellas) S.A., dated July 26, 2013.

Management Agreement by and between Grendon Tanker LLC and Dorian (Hellas) S.A., dated July 26, 2013.

Charter Party for Captain Markos NL between Cepheus Transport Ltd. and StatoilHydro ASA.

Working Charter Party for Captain Nicholas NL between Cetus Transport Ltd. and StatoilHydro ASA.

Charter Party for Grendon between Orion Tankers Limited and Petredec Limited.

Term Loan Facility Agreement by and among CJNP LPG Transport LLC, CMNL LPG Transport LLC, CNML Transport LLC, Corsair LPG Transport LLC, Dorian LPG Ltd., and The Royal Bank of Scotland plc dated as of July 29, 2013.

Letter Undertaking, dated July 2, 2013 between Dorian LPG Ltd. and Dorian (Hellas) S.A. confirming NB management fee of $15,000 per month per NB until completion of management companies transition.

Transition Agreement, dated July 29, 2013 between Dorian LPG Management Corp. and Dorian (Hellas) S.A.

Transition Agreement, dated July 29, 2013 between Dorian LPG (USA) LLC. on behalf of its subsidiary Dorian LPG (UK), Highbury Shipping Services Ltd and Dorian (Hellas) S.A.

Transition Agreement, dated July 29, 2013 between Dorian LPG (USA), Eagle Ocean Transport Inc. and Dorian (Hellas) S.A.

License Agreement dated as of July 29, 2013, by and between Dorian LPG Ltd. and Dorian Holdings LLC.

Schedule 3.11

Customers

1)    StatoilHydro ASA

2)    Petredec Limited

Schedule 3.12

Insurance

•                      Protection & Indemnity Summary: Captain Nicholas ML, Captain John NP, Captain Marks NL & Grendon

•       H&M (Marine)

•       Willis (50%)

•       Seascope (50%)

•       I.V. etc. (Marine)

•       Seascope (100%)

•       H&M + I.V. etc. (War)

•       Seascope (100%)

•       P&I

•       U.K. P&I (100%)

•       Primary D&O

•                      Policy Number B080123759P13 for the period July 1, 2013 — July 1, 2014, insured by Liberty Mutual Insurance Europe Limited (50%) and Chubb Insurance Company of Europe SE (50%)

Schedule 3.16(a)

Employment Matters

Officers	Title	2012 Total Compensation		2013 Base Compensation		2013 Bonus
John Hadjipateras	Chairman, President	$	*****	$	*****	*****
Ted Young	CFO	$	*****	$	*****	*****
Alex Ciaputa	Secretary	$	*****	$	*****	*****

Schedule 3.23

Ownership of Vessels

Subsidiary	Vessel or Business	Nation of Registration
Grendon Tanker LLC	m/v Grendon	Bahamas
CNML LPG Transport LLC	m/v Captain Nicholas ML	Bahamas
CJNP LPG Transport LLC	m/v Captain John NP	Bahamas
CMNL LPG Transport LLC	m/v Captain Markos NL	Bahamas
Corsair LPG Transport LLC	Title on delivery to NB Hull No. 2657
Corvette LPG Transport LLC	NB Hull No. 2658
Seacor LPG II LLC	NB Hull No. 2657
Comet LPG Transport LLC	NB Hull No. 2656
Dorian Shanghai LPG Transport LLC	NB Hull No. S749
Dorian Houston LPG Transport LLC	NB Hull No. S750
Dorian Amsterdam LPG Transport LLC	NB Hull No. S751
Dorian Barcelona LPG Transport LLC	NB Hull No. S752
Dorian Ulsan LPG Transport LLC	NB Hull No. S755
Dorian Monaco LPG Transport LLC	NB Hull No. S756
Dorian Dubai LPG Transport LLC	NB Hull No. H2336
Dorian Geneva LPG Transport LLC	NB Hull No. H2337
Dorian Tokyo LPG Transport LLC	NB Hull No. H2338
Dorian Sao Paulo LPG Transport LLC	NB Hull No. S753
Dorian Cape Town LPG Transport LLC	NB Hull No. S754
Dorian Explorer LPG Transport LLC	To own NB Hull No. S757
Dorian Exporter LPG Transport LLC	To own NB Hull No. S758
Capricorn LPG Transport LLC	To own Potential NB